EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-140897 on Form S-8 to Form S-4 of our reports relating to the consolidated financial statements of Huntington Bancshares Incorporated (which report expresses an unqualified opinion and includes an explanatory paragraph related to the adoption of Statement of Financial Accounting Standards (“SFAS”) No. 123(R), Share-Based Payment, SFAS No. 156, Accounting for Servicing of Financial Assets, and SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, in 2006), and management’s report on the effectiveness of internal control over financial reporting dated February 21, 2007, incorporated by reference in the Annual Report on Form 10-K of Huntington Bancshares Incorporated for the year ended December 31, 2006.

/s/ Deloitte & Touche LLP

Columbus, Ohio
June 29, 2007